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Exhibit 10(n)

HAGGAR CLOTHING CO.

BONUS SAVINGS PLAN

Effective as of January 1, 1998

Haggar Clothing Co.
Dallas, Texas

HAGGAR CLOTHING CO.
BONUS SAVINGS PLAN

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PREAMBLE

        Effective December 1, 1990, Haggar Apparel Company (now Haggar Clothing Co.) approved and adopted the Haggar Apparel Company Bonus Savings Plan (the "Prior Plan"). Effective January 1, 1998, Haggar Clothing Co. is adopting an amendment and restatement of the Prior Plan to now be known as the Haggar Clothing Co. Bonus Savings Plan.

        The purpose of the Haggar Clothing Co. Bonus Savings Plan is to permit eligible ASSOCIATES to direct current compensation which cannot be contributed to the Haggar Clothing Co. Profit Sharing and Savings Plan [the "401(k) Plan"] into an individually owned annuity.

        This program is designed to provide payroll deduction opportunities because of the following limitations imposed on the 401(k) Plan by the Internal Revenue Code of 1986 ("Code"):

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  The Code sections 401, 402(g) and 415 limits restrict ASSOCIATE before-tax and after-tax contributions to the 401(k) Plan which results in reduced benefits.

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  Effective in 1989 and further in 1994 and thereafter, the Code section 401(a)(17) limits specify limitation on the maximum amount of ASSOCIATE compensation that can be taken into account for determining qualified plan benefits.

        It is the intention of Haggar Clothing Co. to transfer eligible ASSOCIATE contributions to an insurance carrier(s) to pay premiums for deferred annuities owned by participating eligible ASSOCIATES. Any and all investment decisions in connection with the deferred annuities (including investment in the underlying deferred annuity investment funds), are to be borne completely by each participating eligible ASSOCIATE.

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ARTICLE I—TITLE AND EFFECTIVE DATE

        Section 1.01    Title.    This arrangement shall be known as the Haggar Clothing Co. Bonus Savings Plan (hereinafter referred to as the "Plan").

        Section 1.02    Effective Date.    The effective date of the Plan (as amended and restated) shall be January 1, 1998.

ARTICLE II—DEFINITIONS AND CONSTRUCTION OF PLAN DOCUMENT

        As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

        Section 2.01    Applicable Tax Rate.    "Applicable Tax Rate" shall mean the percentage rate established prior to the beginning of each Taxable Year by the Board of Directors in its sole and absolute discretion. Following determination by the Board of Directors, such rate shall be communicated to each Eligible ASSOCIATE.

        Section 2.02    ASSOCIATE.    "ASSOCIATE" shall mean any person (including any officer) employed by the Company on a salaried or commissioned basis.

        Section 2.03    Board of Directors.    "Board of Directors" shall mean the Board of Directors of the Company.

        Section 2.04    Committee.    "Committee" means the Committee appointed by the Board of Directors as set forth in Article VI to administer the Plan.

        Section 2.05    Company.    "Company" shall mean Haggar Clothing Co., its successors, any subsidiary or affiliated organizations authorized by the Board of Directors of Haggar Clothing Co. or the Committee to participate in the Plan with respect to certain of their ASSOCIATES, and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The subsidiaries or affiliated organizations authorized or designated to participate in the Plan shall be listed and attached hereto as Exhibit A.

        Section 2.06    Deferred Annuity or Annuities.    "Deferred Annuity or Deferred Annuities" means fixed interest or variable interest annuity contract(s) with cash value purchased from an insurance carrier authorized to do business in the State of Texas.

        Section 2.07    Deducted Compensation.    "Deducted Compensation" means the portion of an Eligible ASSOCIATE's Salary for any calendar year, or part thereof, that has been payroll deducted pursuant to Section 4.01 herein.

        Section 2.08    Election Date.    "Election Date" shall be a prospective date chosen by the Eligible ASSOCIATE which shall coincide with the beginning of a payroll period and which is no more than 30 days after an Eligible ASSOCIATE executes a Payroll Deduction Agreement.

        Section 2.09    Eligible ASSOCIATE.    "Eligible ASSOCIATE" means an ASSOCIATE who is eligible to participate in the Plan under Section 3.01 hereof and who has elected participation in the Plan.

        Section 2.10    401(k) Plan.    "401(k) Plan shall mean the Haggar Clothing Co. Profit Sharing and Savings Plan. When so referred to, such plan shall be incorporated herein by reference.

        Section 2.11    Payroll Deduction Agreement.    "Payroll Deduction Agreement" means the written form which is submitted to the Committee before the relevant Election Date which indicates whether the Eligible ASSOCIATE wishes to have a portion of his salary deducted and transferred to a Deferred Annuity and indicates the portion of Salary to be deducted.

        Section 2.12    Plan.    "Plan" means the Haggar Clothing Co. Bonus Savings Plan, as described in this instrument, as amended from time to time.

        Section 2.13    Salary.    "Salary" means for a "salaried" ASSOCIATE, such individual's base salary plus bonus base from the Company, For a "commissioned" ASSOCIATE, Salary means the individual's commission guarantee plus his earned bonus (Step 1), if met; provided, however, for a commissioned ASSOCIATE Sales Manager, Salary shall mean actual sales bonus plus corporate bonus base.

        In order to ratably determine amounts to be deducted, the Committee reserves the right to prorate the ASSOCIATE's Salary over the portion of the Taxable Year such ASSOCIATE is an Eligible ASSOCIATE and has executed a Payroll Deduction Agreement.

        Section 2.14    Tax Distribution.    "Tax Distribution" means a cash payment by the Company to or on behalf of a participating Eligible ASSOCIATE (either directly or to satisfy income tax withholding requirements) to compensate him for certain federal income taxes attributable to the Eligible ASSOCIATE's Deducted Compensation as set forth in Section 5.02 hereof. Such Tax Distribution may also represent an amount to pay all or part of the tax liability attributable to the Tax Distribution itself.

        Section 2.15    Taxable Year.    "Taxable Year" is the same as the calendar year.

        Section 2.16    Titles.    Titles of the Articles of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

        Section 2.17    Gender and Number.    Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

ARTICLE III—ELIGIBILITY

        Section 3.01    Eligibility.    Eligibility under the Plan for any Taxable Year may be granted to those active full-time salaried or commissioned ASSOCIATES who are determined to be a "highly compensated employee" under Internal Revenue Code section 414(q) (which for 1999 are those ASSOCIATES who received $80,000 or more in compensation from the Company in the previous calendar year) and who are expected to earn $80,000 or more in compensation from the Company in the current year for which he is eligible. In addition, all Eligible ASSOCIATES who were participating in the Plan as of January 1, 1998 shall continue to participate in the Plan regardless of their compensation, if approved by the Committee. The Committee will make and/or approve all determinations of eligibility each year in its sole and absolute discretion and such eligibility may commence with the Eligible ASSOCIATE's employment date as approved by the Committee. In making the selection, the Committee shall give consideration to the personal service contribution of the ASSOCIATE during the year; his income level (subject to the threshold dollar amount set forth above) and any limitations under other programs sponsored by the Company due to such income level; his or her ability, efficiency and loyalty; the prospects of his or her being promoted to a more important position in the Company; and such other matters as it shall deem desirable.

        Nothing in the Plan shall be construed as preventing the Company from establishing commission or other incentive compensation plans for ASSOCIATES of the Company and the eligibility of ASSOCIATES covered by the Plan to participate in such other plans, or in existing Company plans, shall be determined by the Company's Board of Directors.

        Eligibility to participate in the Plan should not be interrupted or otherwise affected by an authorized leave of absence granted by the Company.

        Section 3.02    Participation.    Participation in the Plan by an Eligible ASSOCIATE is completely voluntary. An Eligible ASSOCIATE who voluntarily elects to participate in the Plan shall, as a condition to payroll deducting portion of his Salary under the terms of the Plan, complete and return to the Committee a duly executed Payroll Deduction Agreement. If the Eligible ASSOCIATE desires to make a single sum deposit as provided under Section 4.01, he shall contact a duly authorized representative of the Committee for instructions.

ARTICLE IV—PAYROLL DEDUCTION; DEFERRED ANNUITIES

        Section 4.01    Deducted Compensation.    Each Eligible ASSOCIATE in the Plan may have a percentage or dollar amount of his Salary deducted up to a maximum percentage or dollar amount as established prior to the beginning of each Taxable Year by the Board of Directors in its sole and absolute discretion. Such maximum percentage amount, if any, shall be communicated by the Committee to each Eligible Associate prior to the beginning of each Taxable Year. An Eligible ASSOCIATE desiring to participate in the Plan must submit a written Payroll Deduction Agreement to the Committee prior to the Election Date. Payroll Deduction Agreements remain in effect until revoked or modified by the filing of a new Payroll Deduction Agreement prior to the Election Date. Alternatively, an Eligible ASSOCIATE may make a single sum contribution to his Deferred Annuity in addition to, or in lieu of executing a Payroll Deduction Agreement, provided such single sum amounts are contributed by December 31 for the Taxable Year for which it is to apply. No contributions to the Plan shall be made by the Company.

        Section 4.02    Deferred Annuities.    The Company shall transmit Deducted Compensation to one or more Deferred Annuity for each Eligible ASSOCIATE. Such contributions shall be paid over by the Company to the insurance carrier or other funding agent underwriting each Eligible ASSOCIATE's Deferred Annuity as soon as reasonably practicable. Such Deferred Annuities shall be owned by the Eligible ASSOCIATE who shall have the sole and absolute right to select among alternative investments offered under each Deferred Annuity.

        Section 4.03    Revocation, Reduction or Increase of Deductions.    Future deductions of salary may be stopped, reduced, or increased at any time by filing a new Payroll Deduction Agreement. Such revocation, reduction, or increase will be effective as soon as it is administratively possible for the Company to make such change.

        Section 4.04    Ownership.    Each Eligible ASSOCIATE shall at all times be the sole and absolute owner of his Deferred Annuity. All rights under the Deferred Annuity are solely enforceable by the Eligible ASSOCIATE. Each Eligible ASSOCIATE has the right to make withdrawals and to designate annuity payments in accordance with the terms of his Deferred Annuity contract.

        Section 4.05    Company Acting as Agent Only.    Amounts available under the Plan are considered paid to the Eligible ASSOCIATE when such Eligible ASSOCIATE otherwise receives or is entitled to receive his Salary from the Company. The Company, acting in the capacity as agent for the Eligible ASSOCIATE, agrees to transmit Deducted Compensation to the Deferred Annuity on behalf of each participating Eligible ASSOCIATE. Amounts available under the Deferred Annuity shall be payable to each ASSOCIATE in the time(s) and form(s) prescribed under such Deferred Annuity and as requested by the Eligible ASSOCIATE.

ARTICLE V—ACCOUNTING; TAX DISTRIBUTIONS

        Section 5.01    Accounting.    Salary deducted under a written Payroll Deduction Agreement shall be recorded for each participating Eligible ASSOCIATE until the close of each Taxable Year so that the appropriate Tax Distribution calculation can be made.

        Section 5.02    Tax Distribution.    The Company may, as determined by the Board of Directors in its sole and absolute discretion, pay a Tax Distribution to each Eligible ASSOCIATE before April 15 of each year based on the "Net Contributions" (as defined herein) made by the Eligible ASSOCIATE to his Deferred Annuity during the preceding Taxable Year. As a further condition to receipt of the Tax Distribution, the Eligible ASSOCIATE shall be required to be actively employed by the Company on December 31(e.g., not on severance pay or any other extraordinary pay package) of the Taxable Year for which the Tax Distribution is to apply. Such Tax Distribution shall be computed by multiplying the Applicable Tax Rate by the Eligible ASSOCIATE's Net Contributions for the applicable Taxable Year. "Net Contributions" shall mean the Eligible ASSOCIATE's Deducted Compensation for the applicable Taxable Year, less the "maximum amount" that he could have contributed (regardless of whether or not such amount was actually contributed) as a "salary reduction contribution" (as defined in the 401(k) Plan) to the 401(k) Plan, less any withdrawals from the Deferred Annuity during the year under consideration and less any "carry forward withdrawals" from prior years. "Maximum amount" shall mean the following limit which produces the lowest dollar contribution amount: (i) the average deferral percentage test under the 401(k) Plan for the current year, (ii) the $10,000 Code section 402(g) limit as adjusted for cost of living, and (iii) the 401(k) Plan's elective deferral limit (10% for highly compensated employees in 1999). "Carry forward withdrawals" shall mean amounts withdrawn from the Plan in a prior Taxable Year which have not been subtracted from Deducted Compensation during a prior Taxable Year. The effect of considering carry forward withdrawals is that unless the Eligible ASSOCIATE has first repaid any prior withdrawals (through Deducted Compensation or otherwise), such individual shall not receive any Tax Distribution with respect to future Deducted Compensation.

        Notwithstanding the above, in considering whether any withdrawal (or carry forward withdrawal) has occurred under the Deferred Annuity during the year, amounts withdrawn as a direct result of a legal divorce shall not be considered and shall not count as withdrawn amounts.

ARTICLE VI—ADMINISTRATION OF THE PLAN

        Section 6.01    Administration.    The Plan shall be administered by the Committee. The Board of Directors of the Company may appoint the members of the Committee from time to time, and the members of the Committee shall serve at the pleasure of the Board. If the number of members of the Committee is an odd number, a majority of such numbers shall constitute a quorum; if the number of members of the Committee is an even number, half of such number shall constitute a quorum.

        The Committee shall have the full power and authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations with respect to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee shall be final and binding upon all parties, including the Company, its shareholders and ASSOCIATES, but the Committee shall rely upon and be bound by the determinations by the Company's Board of Directors in determining Tax Distribution amounts, if any. The Committee shall have the power to limit the number of Deferred Annuities available to the Eligible ASSOCIATES under the Plan.

        Section 6.02    Expenses.    The expenses of administering the Plan shall be borne by the Company.

        Section 6.03    Indemnification.    The Company shall indemnify and save harmless the Committee and hold each of them harmless from and against all claims, loss, damages, expense and liability arising from their responsibilities in connection with the administration of the Plan which is not otherwise paid or reimbursed by insurance, unless the same shall result from their own willful misconduct.

ARTICLE VII—MISCELLANEOUS

        Section 7.01    Written Notice.    Any notice which shall be or may be given under the Plan or a Payroll Deduction Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company at Dallas, Texas, marked for the attention of the Director of Compensation and Benefits (or person in a similar capacity) of the Company or if notice to an Eligible ASSOCIATE, addressed to the address shown on such ASSOCIATE's Payroll Deduction Agreement.

        Section 7.02    Change of Address.    Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

        Section 7.03    Merger, Consolidation or Acquisition.    The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Eligible ASSOCIATE, his beneficiary, assigns, heirs, executors and administrators.

        Section 7.04    Amendment and Termination.    The Company, by action of either its Executive Committee of the Board of Directors, or its standing Board of Directors, retains the sole and unilateral right to terminate, amend, modify, or supplement the Plan, in whole or part, at any time. This right includes the right to make retroactive amendments.

        Section 7.05    Non-Assignability.    Neither the Company, nor the Eligible ASSOCIATE, nor any other person or entity shall have any power or right to transfer, alienate, assign, anticipate, hypothecate or otherwise encumber any part or all of the payments provided hereunder, and no amount due the Eligible ASSOCIATE shall be subject to amendment, garnishment, levy, execution or other legal equitable process prior to its actual receipt by such Eligible ASSOCIATE.

        Section 7.06    Applicable Law.    The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

SIGNATURES

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 28th day of December, 1999, to be effective as of January 1, 1998.

HAGGAR CLOTHING CO.
BY:	/s/ J.M. HAGGAR, III
NAME:	J.M. Haggar, III
TITLE:

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Exhibit "A"

        Jerell, Inc.

A-1

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  Exhibit 10(n)
TABLE OF CONTENTS
PREAMBLE
ARTICLE I—TITLE AND EFFECTIVE DATE
ARTICLE II—DEFINITIONS AND CONSTRUCTION OF PLAN DOCUMENT
ARTICLE III—ELIGIBILITY
ARTICLE IV—PAYROLL DEDUCTION; DEFERRED ANNUITIES
ARTICLE V—ACCOUNTING; TAX DISTRIBUTIONS
ARTICLE VI—ADMINISTRATION OF THE PLAN
ARTICLE VII—MISCELLANEOUS
SIGNATURES
Exhibit "A"